CERTIFICATE OF AMENDMENT
OF
CREDIT SUISSE CAPITAL FUNDS
The undersigned Karen Regan, does hereby certify that:
(1)	She is the duly elected and acting Secretary of Credit
Suisse Capital Funds, a trust with transferable shares under Massachusetts law (the "Trust"), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on November 26, 1985, as amended to date (the "Declaration of Trust").
(2)	In accordance with Section 6.1(b) of the Declaration of
Trust, the Board of Trustees voted on May 3, 2010, to terminate the Credit Suisse Large Cap Value Fund (the "Series") of the Trust.
(3)	There are no outstanding shares of the Series.
(4)	The Series has no net assets.
(5)	In accordance with Section 6.1(b) of the Declaration of
Trust, the termination of the Series shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this
13th day of October, 2010.
						/s/Karen Regan
						Karen Regan,
 Secretary